Exhibit 99.1

Investors and Media:

Shantanu Agrawal

(630) 824-1907

SUNCOKE ENERGY, INC. REPORTS STRONG SECOND QUARTER 2022 RESULTS

•	Second quarter 2022 net income attributable to SXC was $18.0 million, or $0.21 per share; Year-to-date net income attributable to SXC was $47.5 million, or $0.56 per share

•	Adjusted EBITDA(1) for the quarter was $71.3 million, an increase of $3.3 million versus the prior year period; Year-to-date 2022 Adjusted EBITDA was $155.1 million

•	Increased quarterly dividend to 8 cents per share; a 33% increase

•

Entered into a non-binding letter of intent with United States Steel Corporation (“U.S. Steel”) that sets out the principal terms and conditions upon which SunCoke would acquire U.S. Steel’s Granite City blast furnaces and build a 2.0M ton per year granulated pig iron facility with a 10 year initial term

•

Increasing full year 2022 Adjusted EBITDA guidance range from $240 million - $255 million to $270 million - $285 million, reflecting continued success in the export coke market and strong performance at CMT

LISLE, Ill. (August 2, 2022) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the second quarter 2022, reflecting continued strong performance in our Domestic Coke and Logistics segments.

“Our Domestic Coke and Logistics segments continued to perform well in the second quarter with the backdrop of strong commodity markets. Although our coke production was impacted due to planned outages this quarter, it was more than offset by higher margins from our export coke sales. Our Logistics segment continues to deliver solid results, with higher volumes at our domestic terminals and favorable pricing at CMT,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “Recognizing both record first half performance and softening export coke market conditions, we are increasing full year Adjusted EBITDA guidance to $270 million - $285 million. Additionally our Board of Directors approved a 33% increase in quarterly dividends from 6 cents to 8 cents per share effective the next quarterly payment on September 1st.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
(Dollars in millions)	2022	2021	Increase
Revenues	$501.9	$364.3	$137.6
Net (loss) income attributable to SXC	$18.0	$(8.8)	$26.8
Adjusted EBITDA(1)	$71.3	$68.0	$3.3

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues in the second quarter of 2022 increased $137.6 million as compared to the same prior year period, primarily reflecting the pass-through of higher coal prices and favorable export coke pricing.

Net income attributable to SXC increased $26.8 million from the same prior year period. The prior year period included a $22.7 million, net of tax impact of debt extinguishment costs related to our debt refinancing during the second quarter of 2021.

Adjusted EBITDA increased $3.3 million as compared to the same prior year period, primarily as a result of higher margins on export sales partially offset by lower domestic coke sales volumes described below.

SECOND QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended June 30,
(Dollars in millions, except per ton amounts)	2022	2021	Increase (decrease)
Revenues	$472.5	$338.6	$133.9
Adjusted EBITDA(1)	$64.3	$61.4	$2.9
Sales volumes (thousands of tons)	1,007	1,063	(56)
Adjusted EBITDA per ton(2)	$63.85	$57.76	$6.09

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues increased $133.9 million as compared to the same prior year period primarily reflecting the pass-through of higher coal prices and favorable export coke pricing.

Adjusted EBITDA increased $2.9 million as compared to the same prior year period largely due to higher margins on export sales partially offset by lower domestics coke sales volumes as a result of changes in the mix of production and timing of plant outages and repairs.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended June 30,
(Dollars in millions, except per ton amounts)	2022	2021	Increase (decrease)
Revenues	$19.8	$16.7	$3.1
Intersegment sales	$7.3	$7.4	$(0.1)
Adjusted EBITDA(1)	$12.5	$11.4	$1.1
Tons handled (thousands of tons)	5,809	5,104	705

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues and Adjusted EBITDA increased by $3.1 million and $1.1 million, respectively, as compared to the same prior year period driven by favorable pricing at CMT based on the API2 coal index price.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

Revenues and Adjusted EBITDA were $9.6 million and $3.9 million, respectively, during the second quarter 2022, which was comparable to revenue and Adjusted EBITDA of $9.0 million and $4.0 million, respectively, in the second quarter 2021.

Corporate and Other

Corporate and other expenses, which include activity from our legacy coal mining business, was $9.4 million during second quarter 2022, $0.6 million higher than expense of $8.8 million during second quarter 2021 driven primarily by higher employee related expenses and higher professional services.

2022 REVISED OUTLOOK

Our 2022 revised guidance is based on higher export margins in our Domestic Coke plants and the API2 price adjustment benefit at CMT.

Our 2022 revised guidance is as follows:

•	Domestic Coke total production is expected to be approximately 4.1 million tons

•	Consolidated Adjusted EBITDA is expected to be between $270 million to $285 million

•	Capital expenditures are projected to be approximately $80 million

•	Cash generated by operations is estimated to be between $200 million to $215 million

•	Cash taxes are projected to be $10 million to $12 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by dialing 1-888-660-6347 in the U.S. or 1-929-201-6594 if outside the U.S., confirmation code 36382.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our logistics business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts and SunCoke’s website at http://www.suncoke.com/English/investors/sxc. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke’s press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs, gains or losses on extinguishment of debt and transaction costs. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements often may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should,” or the negative of these terms, or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only our beliefs regarding future events, many of which are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause our actual results and financial condition to differ materially from the anticipated results and financial condition indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the most recently completed fiscal year, as well as those described from time to time in our other reports and filings with the Securities and Exchange Commission.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this presentation, see SunCoke’s Securities and Exchange Commission filings, copies of which are available free of charge on SunCoke’s website at www.suncoke.com. All forward-looking statements included in this presentation are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this presentation also could have material adverse effects on forward-looking statements.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. You should not place undue reliance on these forward-looking statements, which speak only as of the date of the earnings release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events, or otherwise, after the date of the earnings release except as required by applicable law.

In addition, throughout this press release, we will use non-GAAP financial measures. Non-GAAP financial measures should not be considered as alternatives to the measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. Reconciliations to the most comparable GAAP financial measures can be found in the Appendix to this presentation.

SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$501.9	$364.3	$941.7	$724.2
Costs and operating expenses
Cost of products sold and operating expenses	411.8	278.6	749.8	552.6
Selling, general and administrative expenses	19.8	17.7	37.8	33.0
Depreciation and amortization expense	35.8	34.1	71.0	66.5

Total costs and operating expenses	467.4	330.4	858.6	652.1

Operating income	34.5	33.9	83.1	72.1
Interest expense, net	8.3	14.2	16.3	26.9
Loss on extinguishment of debt	—	31.9	—	31.9

Income (loss) before income tax expense (benefit)	26.2	(12.2)	66.8	13.3
Income tax expense (benefit)	7.2	(4.7)	17.2	2.6

Net income (loss)	19.0	(7.5)	49.6	10.7
Less: Net income attributable to noncontrolling interests	1.0	1.3	2.1	3.0

Net income (loss) attributable to SunCoke Energy, Inc.	$18.0	$(8.8)	$47.5	$7.7

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.21	$(0.11)	$0.57	$0.09
Diluted	$0.21	$(0.11)	$0.56	$0.09
Weighted average number of common shares outstanding:
Basic	83.9	83.0	83.7	82.9
Diluted	84.6	83.0	84.4	83.5

SunCoke Energy, Inc.

Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$63.4	$63.8
Receivables, net	108.1	77.6
Inventories	193.1	127.0
Other current assets	6.6	3.5

Total current assets	371.2	271.9

Properties, plants and equipment (net of accumulated depreciation of $1,230.0 million and $1,160.1 million at June 30, 2022 and December 31, 2021, respectively)	1,253.5	1,287.9
Intangible assets, net	34.2	35.2
Deferred charges and other assets	18.5	20.4

Total assets	$1,677.4	$1,615.4

Liabilities and Equity
Accounts payable	$159.4	$126.0
Accrued liabilities	51.6	52.4
Current portion of financing obligation	3.2	3.2
Income tax payable	1.4	0.6

Total current liabilities	215.6	182.2

Long-term debt and financing obligation	594.6	610.4
Accrual for black lung benefits	59.4	57.9
Retirement benefit liabilities	20.9	21.8
Deferred income taxes	178.2	169.0
Asset retirement obligations	12.2	11.6
Other deferred credits and liabilities	22.4	27.1

Total liabilities	1,103.3	1,080.0

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both June 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,795,825 and 98,496,809 shares at June 30, 2022 and December 31, 2021, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both June 30, 2022 and December 31, 2021	(184.0)	(184.0)
Additional paid-in capital	724.4	721.2
Accumulated other comprehensive loss	(16.2)	(16.7)
Retained earnings (deficit)	13.9	(23.4)

Total SunCoke Energy, Inc. stockholders’ equity	539.1	498.1
Noncontrolling interest	35.0	37.3

Total equity	574.1	535.4

Total liabilities and equity	$1,677.4	$1,615.4

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2022	2021

	(Dollars in millions)
Cash Flows from Operating Activities
Net income	$49.6	$10.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	71.0	66.5
Deferred income tax expense	9.2	0.6
Share-based compensation expense	3.0	2.3
Loss on extinguishment of debt	—	31.9
Changes in working capital pertaining to operating activities:
Receivables, net	(30.5)	(3.2)
Inventories	(66.1)	(17.7)
Accounts payable	31.9	14.1
Accrued liabilities	(0.9)	(2.8)
Interest payable	—	(1.4)
Income taxes	0.8	2.7
Other	(1.8)	0.9

Net cash provided by operating activities	66.2	104.6

Cash Flows from Investing Activities
Capital expenditures	(34.0)	(33.7)
Other investing activities	—	—

Net cash used in investing activities	(34.0)	(33.7)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	—	500.0
Repayment of long-term debt	—	(609.3)
Proceeds from revolving facility	327.0	470.6
Repayment of revolving facility	(342.0)	(405.9)
Repayment of financing obligation	(1.6)	(1.4)
Debt issuance costs	—	(10.5)
Dividends paid	(10.3)	(10.1)
Cash distribution to noncontrolling interests	(4.4)	—
Other financing activities	(1.3)	(1.0)

Net cash used in financing activities	(32.6)	(67.6)

Net (decrease) increase in cash and cash equivalents	(0.4)	3.3
Cash and cash equivalents at beginning of period	63.8	48.4

Cash and cash equivalents at end of period	$63.4	$51.7

Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of zero and $0.3 million, respectively	$14.2	$25.6
Income taxes paid, net of refunds of zero and $2.9 million	$7.2	$(0.6)

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and six months ended June 30, 2022 and 2021, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$472.5	$338.6	$884.1	$673.9
Brazil Coke	9.6	9.0	19.0	17.5
Logistics	19.8	16.7	38.6	32.8
Logistics intersegment sales	7.3	7.4	14.8	14.0
Elimination of intersegment sales	(7.3)	(7.4)	(14.8)	(14.0)

Total sales and other operating revenues	$501.9	$364.3	$941.7	$724.2

Adjusted EBITDA(1):
Domestic Coke	$64.3	$61.4	$140.3	$124.9
Brazil Coke	3.9	4.0	8.1	8.5
Logistics	12.5	11.4	25.1	22.3
Corporate and Other, net	(9.4)	(8.8)	(18.4)	(17.1)

Total Adjusted EBITDA	$71.3	$68.0	$155.1	$138.6

Coke Operating Data:
Domestic Coke capacity utilization(2)	100%	100%	99%	101%
Domestic Coke production volumes (thousands of tons)	997	1,054	1,972	2,090
Domestic Coke sales volumes (thousands of tons)	1,007	1,063	1,969	2,101
Domestic Coke Adjusted EBITDA per ton(3)	$63.85	$57.76	$71.25	$59.45
Brazilian Coke production—operated facility (thousands of tons)	406	425	825	842
Logistics Operating Data:
Tons handled (thousands of tons)	5,809	5,104	11,045	10,404

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

The production of foundry coke tons does not replace blast furnace coke tons on a ton for ton basis, as foundry coke requires longer coking time. The Domestic Coke capacity utilization is calculated assuming a single ton of foundry coke replaces approximately two tons of blast furnace coke.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Dollars in millions)
Net income (loss) attributable to SunCoke Energy, Inc.	$18.0	$(8.8)	$47.5	$7.7
Add: Net income attributable to noncontrolling interests	1.0	1.3	2.1	3.0

Net income (loss)	$19.0	$(7.5)	$49.6	$10.7

Add:
Depreciation and amortization expense	35.8	34.1	71.0	66.5
Interest expense, net	8.3	14.2	16.3	26.9
Loss on extinguishment of debt	—	31.9	—	31.9
Income tax expense (benefit)	7.2	(4.7)	17.2	2.6
Transaction costs(1)	1.0	—	1.0	—

Adjusted EBITDA	$71.3	$68.0	$155.1	$138.6

Subtract: Adjusted EBITDA attributable to noncontrolling interests(2)	2.0	2.3	4.1	4.9

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$69.3	$65.7	$151.0	$133.7

(1)	Costs incurred as part of the granulated pig iron project with U.S. Steel.
(2)	Reflects noncontrolling interest in Indiana Harbor.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Estimated 2022 Net Income

to Estimated Consolidated Adjusted EBITDA

	2022
	Low	High
	(Dollars in millions)
Net income	$67	$83
Add:
Depreciation and amortization expense	141	137
Interest expense, net	33	31
Income tax expense	26	32
Transaction costs(1)	3	2

Adjusted EBITDA	$270	$285

Subtract: Adjusted EBITDA attributable to noncontrolling interest(1)	9	9

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$261	$276

(1)	Costs incurred as part of the granulated pig iron project with U.S. Steel.
(2)	Reflects noncontrolling interest in Indiana Harbor.